UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2025 (October 7, 2025)

BION ENVIRONMENTAL TECHNOLOGIES, INC.

Exact name of Registrant as Specified in its Charter

Colorado	000-19333	84-1176672
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number

9 East Park Court

Old Bethpage, New York 11804

Address of Principal Executive Offices, Including Zip Code

406-839-0816

Registrant's Telephone Number, Including Area Code

Not applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Effective 10/7/2025, the Board of Directors ratified settlement agreements (“Settlement Agreements”) executed by two affiliates of the Company (Danielle Lominy and Christopher Parlow, family members of the late Dominic Bassani, Bion’s former CEO), and three non-affiliates of the Company (Dominic Bassani’s spouse, Mark A. Smith, previously a Director and President, and Edward Schafer, previously a Director) (referred to hereinafter collectively as ‘Holders’). The Settlement Agreements will simplify Bion’s capital structure and substantially reduce the number of Fully Diluted Shares. In consideration of the cancellation of various obligations and security instruments held by the Holders, including without limitation deferred compensation, convertible notes, warrants, and options, the Holders (as a whole) will receive, in aggregate, 8,101,746 shares of common stock. If all the instruments they forfeited had been converted or exercised, it could have increased the Company’s shares outstanding by 22,498,405. The transactions represent a net reduction in fully diluted shares of 14,369,659 and an increase in outstanding shares of 8,101,746 (approximately).

The shares will be issued by January 15, 2026, or earlier upon the election of the individual Holders.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Bassani Family Group Settlement Agreement
10.2	Mark Smith Settlement Agreement
10.3	Edward Schafer Settlement Agreement
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BION ENVIRONMENTAL TECHNOLOGIES, INC.

	By:	/s/ Stephen Craig Scott
Date: October 8, 2025	Name:	Stephen Craig Scott Interim CEO